Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:55 PM 03/17/2017
FILED 04:55 PM 03/17/2017
SR 20171842833 - File Number 2402791

CERTIFICATE OF DESIGNATIONS,

PREFERENCES AND RIGHTS

of

SERIES A CONVERTIBLE PREFERRED STOCK

of

HYPERDYNAMICS CORPORATION

Hyperdynamics Corporation, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board of Directors” or the “Board”), pursuant to authority of the Board of Directors as required by applicable law, and in accordance with the provisions of its certificate of incorporation and by-laws, has authorized and hereby authorizes a series of the Corporation’s previously authorized Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and hereby states the designation and number of shares, and fixes the voting powers, designations, preferences, limitations, restrictions and relative rights thereof, as follows:

Capitalized terms used and not otherwise immediately defined are defined in Section 10 below.

1.                                      Designation, Amount and Par Value. The series of Preferred Stock shall be designated as the “1% Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the number of shares so designated shall be 12,500.

2.                                      Stated Value; Dividends.

a.                                      Stated Value. The par value of each issued share of Series A Preferred Stock shall be $0.001 per share, and the stated value of each issued share of Series A Preferred Stock shall be deemed to be $1,040 (the “Stated Value”).

b.                                      Dividends. Before any dividends shall be paid or set aside for payment on any Junior Security of the Corporation, each holder of the Series A Preferred Stock shall be entitled to receive dividends, in the manner provided herein, payable on the Stated Value of the Series A Preferred Stock at a rate of 1% per annum, which shall be cumulative and be due and payable in shares of Common Stock on the Conversion Date (as defined below) or in cash on the Redemption Date (as defined below), in each case as provided below (the applicable date of payment, a “Dividend Date”). Such dividends shall accrue from the date of issue of each share of Series A Preferred Stock, whether or not declared, through the Dividend Date. If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date.

Dividends shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation on the Dividend Date.

Except as provided in the following paragraph, if the dividend on the Series A Preferred Stock shall not have been paid or set apart in full for the Series A Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other Junior Security. When dividends are not paid in full upon the shares or fractions of a share of Series A Preferred Stock and any shares pari passu with the Series A Preferred Stock, all dividends declared upon this series and any other shares pari passu with the Series A Preferred Stock shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series A Preferred Stock and such other shares pari passu with the Series A Preferred Stock shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series A Preferred Stock and such other shares pari passu with the Series A Preferred Stock bear to each other.

3.                                      Voting.

a.                                      Voting Rights. Except as provided in Section 3(b) below or as required by law, holders of the shares of Series A Preferred Stock shall not have the right to vote on any matter as to which shareholders are required or permitted to vote. Only in the case of a vote to be taken pursuant to Section 3(b) below or when required by law, each Holder of the shares of Series A Preferred Stock shall have the right to the number of votes equal to the number of Conversion Shares then issuable upon conversion of the Series A Preferred Stock held by such Holder

b.                                      Limitations on Corporate Actions. Notwithstanding anything to the contrary in Section 3(a) above, as long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote of the holders of no less than sixty-six and 2/3 percent (66 2/3%) of the then-outstanding shares of Series A Preferred Stock, consenting or voting (as the case may be) as a separate class from the Common Stock, either directly or by amendment, merger, consolidation or otherwise:

(i)                                     amend its certificate of incorporation in any manner that adversely affects the rights of the Holders;

(ii)                                  alter or change adversely the voting or other powers, preferences, rights, privileges, or restrictions of the Series A Preferred Stock contained herein or alter or amend this Certificate of Designations;

(iii)                               redeem, purchase or otherwise acquire directly or indirectly any Junior Securities or any shares pari passu with the Series A Preferred Stock;

(iv)                              directly or indirectly pay or declare any dividend or make any distribution in respect of, any Junior Securities, or set aside any monies for the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or any shares pari passu with the Series A Preferred Stock;

(v)                                 until the date that is six (6) months following the initial Closing, authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a Liquidation (as defined in Section 4 below) senior to the Series A Preferred Stock;

(vi)                              issue or incur any indebtedness or other obligation to pay money that is convertible into or exchangeable for shares of Common Stock (or into or for any other security that is convertible into or exchangeable for shares of Common Stock)); or

(vii)                           enter into any agreement with respect to any of the foregoing.

4.                                      Liquidation, Dissolution, or Winding-Down.

a.                                      Payments to Holders of Series A Preferred Stock. Upon any liquidation, dissolution or winding-down of the Corporation, whether voluntary or involuntary (a “Liquidation”), the holders of the shares of Series A Preferred Stock shall be paid in cash, before any payment shall be paid to the holders of Common Stock, or any other Junior Securities, an amount for each share of Series A Preferred Stock held by such holder equal to 115% of the Stated Value thereof plus 115% of any dividends accrued but unpaid thereon (such applicable amount payable with respect to a share of Series A Preferred Stock sometimes being referred to as the “Individual Series A Preferred Liquidation Preference Payment” and with respect to all shares of Series A Preferred Stock in the aggregate sometimes being referred to as the “Aggregate Series A Liquidation Preference Payment”). If, upon such liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the assets available to be distributed among the holders of shares of Series A Preferred Stock shall be insufficient to permit payment to the holders of Series A Preferred Stock of an aggregate amount equal to the Aggregate Series A Liquidation Preference Payment, then the holders of shares of Series A Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

b.                                      Payments to Holders of Junior Securities. After the payment of all preferential amounts required to be paid to the holders of the Series A Preferred Stock and any other class or series of stock of the Corporation ranking on liquidation senior to or on a parity with the Series A Preferred Stock, the holders of Junior Securities then outstanding shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in the Corporation’s certificate of incorporation.

5.                                      Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows.

a.                                      Optional and Mandatory Conversions. Each share of Series A Preferred Stock together with accrued but unpaid dividends thereon shall be convertible at the option of the Holder thereof, in whole or in part, at any time after the earlier of (i) six (6) months after the Initial Issuance Date, or (ii) the date on which a registration statement of the Corporation registering the Common Stock issuable upon conversion of the Series A Preferred Stock for resale under the Securities Act has first been declared effective by the SEC, without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value per share plus accrued and unpaid dividends thereon by the Series A Conversion Price in effect at the time of conversion. All outstanding shares of Series A Preferred Stock shall, on the date that is nine (9)

months following Initial Issuance Date, automatically, and without the payment of additional consideration by the Holder thereof, and without any notice to the Holder thereof, be converted into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the Stated Value per share plus accrued and unpaid dividends thereon by the Series A Conversion Price then in effect. The “Series A Conversion Price” per share of Common Stock shall be the lesser of (i) $2.75 (the “Series A Fixed Conversion Price”), or (ii) the greater of (A) 80% of the lowest Closing Price for the Common Stock during the twenty-one consecutive Trading Days ending on the Trading Day immediately prior to the applicable Conversion Date (the “Pricing Period”) (the “Series A Floating Conversion Price”) or (B) $0.25 (the “Series A Floor Price”); provided, however, that the Series A Conversion Price, the Series A Floor Price and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided in Section 6 below.

b.                                      Notice of Conversion. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue and the Conversion Date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation. If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect conversions of shares of Series A Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation unless all of the shares of Series A Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series A Preferred Stock promptly following the Conversion Date at issue. Certificates representing the Series A Preferred Stock shall have the following legend:

THE HOLDER AND ANY ASSIGNEE OR TRANSFEREE, BY ACCEPTANCE OF THIS STOCK CERTIFICATE, ACKNOWLEDGE AND AGREE THAT, PURSUANT TO SECTION 5.B. OF THE CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE SERIES A CONVERTIBLE PREFERRED STOCK, THE NUMBER OF SHARES REFLECTED ON THE FACE OF THIS CERTIFICATE MAY NOT BE THE ACTUAL NUMBER OF SHARES HELD BY THE HOLDER OR ASSIGNEE. PLEASE INQUIRE WITH THE CORPORATION AS TO THE ACTUAL NUMBER OF SHARES EVIDENCED BY THIS CERTIFICATE.

c.                                       Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors, or round-up to the next whole number of shares, at the Corporation’s option. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the Holder is at the time converting into

Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

d.                                      Mechanics of Conversion.

i.                                          Issuance of Common Stock upon Conversion. Not later than five (5) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall issue, or cause to be issued, to the converting Holder the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock, in uncertificated book-entry form on the stock ledger of the Company’s Common Stock, and shall send to the registered holder of such shares of Common Stock any notice or statement required by the Delaware General Corporation Law. All shares of Series A Preferred Stock which shall have been converted as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Share Delivery Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor as provided herein, and to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided herein.

ii.                                       Obligation Absolute; Damages. The Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder.

e.                                       Reservation of Shares Issuable upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Series A Preferred Stock, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holders of the Series A Preferred Stock, not less than such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of all outstanding shares of Series A Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue in accordance with the terms herein, be duly authorized, validly issued, fully paid and nonassessable.

6.                                      Certain Adjustments.

a.                                      Subdivision or Combination of Stock. If, at any time while the Series A Preferred Stock is outstanding, the Corporation shall subdivide (whether by way of stock dividend, stock split or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A Fixed Conversion Price and Series A Floor Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined (whether by way of stock combination, reverse stock split or otherwise) into a smaller number of shares, the Series A Fixed Conversion

Price and Series A Floor Price in effect immediately prior to such combination shall be proportionately increased. The Series A Fixed Conversion Price and Series A Floor Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6(a).

b.                                      Dividends in Stock, Property, Reclassification. If, at any time while the Series A Preferred Stock is outstanding, the holders of Common Stock (or any shares of stock or other securities at the time receivable upon the conversion of the Series A Preferred Stock) shall have received or become entitled to receive, without payment therefore:

(i)                                     any Common Stock Equivalents, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution, or

(ii)                                  additional stock or other securities or property (other than cash in respect of which shall be covered by the terms of Section 3(c) above) by way of spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement (other than shares of Common Stock issued as a stock split or adjustments in respect of which shall be covered by the terms of Section 6(a) above), then and in each such case, the Series A Conversion Price shall be adjusted proportionately, and the Holder hereof shall, upon the conversion of the Series A Preferred Stock, be entitled to receive, in addition to the number of shares of Common Stock receivable thereupon, and without payment of any additional consideration therefor, the amount of stock and other securities and property that such Holder would hold on the date of such exercise had such Holder been the holder of record of such Common Stock as of the date on which holders of Common Stock received or became entitled to receive such shares or all other additional stock and other securities and property. The Series A Conversion Price, as so adjusted, shall be readjusted in the same manner upon the happening of any successive event or events described in this Section 6(b).

c.                                       Reorganization, Reclassification, Consolidation, Merger or Sale. At any time while the Series A Preferred Stock is outstanding, if any recapitalization, reclassification or reorganization of the capital stock of the Corporation, or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets or other transaction shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or other assets or property (an “Organic Change”), then lawful and adequate provisions shall be made by the Corporation whereby the Holders shall thereafter have the right to purchase and receive (in lieu of the shares of the Common Stock of the Corporation immediately theretofore purchasable and receivable upon the conversion of the Series A Preferred Stock) such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore purchasable and receivable assuming the full conversion of the Series A Preferred Stock. In the event of any Organic Change, appropriate provision shall be made by the Corporation with respect to the rights and interests of the Holders to the end that the provisions hereof (including, without limitation, provisions for adjustments of the Series A Conversion Price) shall thereafter be applicable, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion thereof. To the extent necessary to effect the foregoing provisions, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument executed and mailed or delivered to each Holder at the last address of such Holder appearing on the books of the Corporation, the obligation to deliver to such Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such Holder may be entitled to purchase. If there is an Organic Change, then the Corporation shall cause to be mailed to each Holder at its last address as it shall appear on the books and records of the Corporation, at least ten (10) calendar days before the effective date of the Organic Change, a notice stating the date on which such Organic Change is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares for securities, cash, or other property delivered upon such Organic Change; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Each Holder is entitled to convert such Holder’s Series A Preferred Stock during the 10-day period commencing on the date of such notice to the effective date of the event triggering such notice. In any event, the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall be deemed to assume such obligation to deliver to such Holder such shares of stock, securities or assets even in the absence of a written instrument assuming such obligation to the extent such assumption occurs by operation of law.

d.                                      Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall promptly furnish or cause to be furnished to such Holder a like certificate setting forth: (i) such adjustments and readjustments; and (ii) the number of shares and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

e.                                       Adjustment to Series A Floating Conversion Price. The calculation of the Series A Floating Conversion Price shall be adjusted consistent with the provision of this Section 6 should any of the events described in this Section 6 take place during the Pricing Period for the determination of the Series A Floating Conversion Price.

f.                                        Adjustment to Series A Conversion Floor Price Resulting from Certain Financings. In the event that at any time while shares of Series A Preferred Stock are outstanding, the Corporation issues Additional Shares of Common Stock for a consideration per share of Common Stock, or with an exercise or conversion price per share of Common Stock, less than the Series A Floor Price in effect immediately prior to such issue (the “Lower Price”), the Series A Floor Price will be automatically reduced to equal the Lower Price. For purposes of the foregoing, “Additional Shares of Common Stock” shall mean all shares of Common Stock and all Common Stock Equivalents issued by the Corporation after the Initial Issuance Date other than:: (a) shares of Common Stock issued or issuable upon conversion or exchange of any Common Stock Equivalent outstanding immediately prior to the Initial Issuance Date; (b) shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock or upon exercise of warrants issued to purchasers and/or placement agents in connection with the issuance of Series A Preferred Stock; (c) securities issued or issuable pursuant to the acquisition of another entity or business by the Corporation by merger, purchase of substantially all of the assets or other reorganization, but not including a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (d) shares of Common Stock or Common Stock Equivalents issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock relating to any recapitalization, reclassification or reorganization of the capital stock, or any consolidation or merger with another corporation, or the sale of all or substantially all of its assets or other transaction effected in such a way that there is no change of control; (e) shares of Common Stock or Common Stock Equivalents issued in (i) a registered public offering under the Securities Act or (ii) in any other offering or financing transaction fro aggregate gross proceeds less than $1,000,000; (f) shares of Common Stock or Common Stock Equivalents issued or issuable pursuant to the acquisition of another entity or business by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture or technology license agreement, but not including a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities; (g) shares of Common Stock or Common Stock Equivalents issued or issuable to officers, directors and employees of, or consultants to, the Corporation pursuant to stock grants, option plans, purchase plans or other employee stock incentive programs or arrangements approved by the Board of Directors, or upon exercise of options or warrants granted to such parties pursuant to any such plan or arrangement; and (h) securities issued to financial institutions, institutional investors or lessors in connection with credit arrangements, equipment financings, lease arrangements or similar transactions, in the aggregate not exceeding ten percent (10%) of the number of shares of Common Stock outstanding at any time.

7.                                      Optional Redemption. Shares of the Series A Preferred Stock shall be redeemable, in whole or in part, at the option of the Corporation, by resolution of its Board of Directors, in cash, at any time, subject to the Redemption Notice requirements below, at a price per share equal to one hundred fifteen percent (115%) of the Stated Value plus one hundred fifteen percent (115%) of the amount of accrued but unpaid dividends thereon. The Corporation shall provide written notice to all holders of record of shares of Series A Preferred Stock specifying the time (the “Redemption Date”) and place of such redemption (the “Redemption Notice”), at their respective addresses as the same shall appear on the stock books of the Corporation, but no failure on the part of the shareholder to receive such notice and no defect in the wording of the notice shall affect the validity of the proceedings adopted with respect to the redemption of any such shares. The Redemption Notice shall be given not less than thirty (30) days prior to the Redemption Date. After the Corporation has furnished its Redemption Notice, each holder of shares of Series A Preferred Stock called for redemption may, on or before the close of the last business day preceding the designated Redemption Date, convert such shares into shares of Common Stock in accordance with the conversion privileges set forth herein, provided that such holder has delivered a properly completed and executed Notice of Conversion to the Company on or before the fifth (5th) Business Day after such holder’s receipt of the Redemption Notice.

8.                                      Status of Series A Preferred Stock Converted or Reacquired. Shares of Series A Preferred Stock converted into Common Stock or reacquired by the Corporation in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series, and may be redesignated and reissued as part of any series of the preferred stock.

9.                                      Calculations. In the case of a dispute as to the determination of the Series A Conversion Price, or the arithmetic calculation of the number of shares of Common stock to be issued upon any conversion of Series A Preferred Stock or of the amount of accrued dividends on the Series A Preferred Stock (a “Disputed Amount”), the Corporation or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile or e-mail (i) within two (2) Trading Days after receipt of the applicable notice giving rise to such dispute to the Corporation or the Holder (as the case may be), or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Corporation are unable to agree upon such determination or calculation of the Disputed Amount within three Trading Days of such disputed determination or arithmetic calculation being submitted, then the Corporation shall within five (5) Business Days, submit in writing (a) the disputed determination of the Series A Conversion Price to an independent, reputable investment bank selected by the Corporation and approved by the Holder, or (b) the disputed arithmetic calculation of the number of shares of Common stock to be issued upon conversion or the amount of accrued dividends to the Corporation’s independent certified public accountant. The Corporation shall cause at its expense the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Corporation and the Holder of the results no later than ten (10) Trading Days from the time it receives the disputed determinations or calculations; provided that, if such disputed determination or arithmetic calculation being submitted by the Holder is determined to be incorrect, then the expense of the investment bank or the accountant shall be the responsibility of the Holder. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be final, binding and conclusive upon the parties thereto.

10.                               Definitions. As used herein, the following terms shall have the following meanings:

a.              “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144 under the Securities Act. With respect to a Holder, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Holder will be deemed to be an Affiliate of such Holder.

b.              “Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

c.               “Closing Price” of the Common Stock on any given day shall be the last sale price, regular way, of the Common Stock or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the Common Stock, in each case on the Principal Market.

d.              “Common Stock” means the Corporation’s common stock, par value $0.001 per share.

e.               “Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

f.                “Conversion Date” with respect to any share of Series A Preferred Stock means any day on which such share is to be converted into common stock pursuant to Section 5.

g.               “Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock in accordance with the terms hereof.

h.              “Holder” means a holder of Series A Preferred Stock.

i.                  “Initial Issuance Date” means the date on which the first share of Series A Preferred Stock is issued by the Corporation.

j.                 “Junior Securities” means the Common Stock and all other securities of the Corporation, including Common Stock Equivalents of the Corporation, other than those securities which are explicitly senior or pari passu to the Series A Preferred Stock in dividend rights or liquidation preference.

k.              “Original Issue Date” the date the Corporation initially issues shares of Series A Preferred Stock, regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

1.              “Person” shall mean any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

m.          “Principal Market” means the primary national or regional stock exchange on which the Common Stock is listed, or if not so listed, OTC Markets, if quoted thereon, is open for the transaction of business

n.              “SEC” means the United States Securities and Exchange Commission.

o.              “Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

p.              “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

q.              “Subsidiary” shall mean any corporation, association, partnership, limited liability company or other business entity of which more than fifty percent (50%) of the total voting power is, at the time, owned or controlled, directly or indirectly, by the

Corporation or one or more of the other Subsidiaries of the Corporation or a combination thereof.

r.                 “Trading Day” means any day on which the Common Stock is traded on the Principal Market.

[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, this Certificate of Designations, Preferences and Rights of Series A Preferred Stock has been executed by a duly authorized officer of the Corporation on this 17th day of March, 2017.

HYPERDYNAMICS CORPORATION

By:	/s/ Raymond C. Leonard
	Name:	Raymond C. Leonard
	Title:	Chief Executive Officer and President

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES

OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Preferred Stock indicated below into shares of common stock, $0.001 par value per share (the “Common Stock”), of HYPERDYNAMICS CORPORATION, a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as may be required by the Corporation. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion:

Number of shares of Series A Preferred Stock owned prior to Conversion:

Number of shares of Series A Preferred Stock to be Converted:

Stated Value of shares of Series A Preferred Stock to be Converted:

Number of shares of Series A Preferred Stock to be owned subsequent to Conversion:

[HOLDER]

Name:
Title: